Lithium Technology Corporation  8-K
Exhibit 99.1

Lithium Technology Corporation announces that Theo M.M. Kremers is retiring from his role as Chief Executive Officer and will transition to being a non-executive Director. Martin Koster will assume the role of Chief Executive Officer.

FAIRFAX, Virginia, September 30, 2011 - Lithium Technology Corporation (“LTC”) (ticker symbol: LTHU) is pleased to announce that Martin Koster will assume the role of Chief Executive Officer (“CEO”) effective as of October 1, 2011, but also regrets the decision of Theo Kremers to retire from his current position as CEO. Theo Kremers will continue to support the further development and growth of LTC as a Director on the Board and as a consultant pursuant to the terms of his current consulting agreement, as amended.

As Chief Executive Officer over the past several years Theo Kremers was able to successfully negotiate several strategic deals and rationalize the operational organization and financial structure of the company. As a result, the company today is current in its filings with the SEC. Theo Kremers has also been instrumental in negotiating a resolution with the German Tax Authorities regarding a patent transfer issue which was created several years ago.

“It is time that the company is able to focus on developing the future with respect to its market position and its manufacturing capabilities, and for that reason it’s time that a new dynamic person is tasked to address the opportunities LTC clearly has” says Theo Kremers, and “for that reason I’m pleased that Martin Koster, who joined LTC as its President and Chief Operating Officer this past April, will lead the company going forward as CEO.”

LTC's Chairman, Fred Mulder commented on Mr. Koster’s appointment: “We are pleased to welcome Martin onto the team as the CEO. LTC will benefit from his experience with automotive and industrial sector companies in the strategic development of LTC’s business with such companies as well as the strengthening of LTC’s daily management. We wish him all the best in his new role at LTC.” and “As chairman, I sincerely hope that we at LTC will be able to benefit from the in-depth knowledge and international experience of Theo Kremers as a continuing Director and that we as a Board will be able to focus on the strategic development of the LTC”.

For more information regarding LTC, please contact LTC’s Chief Financial Officer, Timothy J. Ryder, at (571) 207-9058.

About Lithium Technology Corporation: LTC is a global manufacturer of large format Lithium-Ion cells and a provider of power solutions for diverse applications, including hybrid electric and electric vehicles, aerospace, defense, industrial and power generation. LTC is headquartered in Fairfax, Virginia and manufactures its battery cells out of its facility located in Nordhausen, Germany.

This press release contains certain “forward-looking statements” within the meaning of federal securities laws including the use of the words “expect,” “anticipate,” “estimate,” “project,” “forecast,” “outlook,” “target,” “objective,” “plan,” “goal,” “pursue,” “on track,” and similar expressions. Although LTC believes that the statements were reasonable when made, these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. LTC assumes no obligation and does not intend to update these forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the timely development and acceptance of LTC’s products and services, significant changes in the competitive environment, the failure to generate or the loss of significant numbers of customers, the loss of senior management or increased government regulations.